Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Definitive Proxy Statement on Schedule 14A filed by Torchlight Energy Resources, Inc. on May 7, 2021 (the “Proxy Statement”).

The following tables set forth selected unaudited pro forma historical financial information and unaudited pro forma per share information in connection with the Combined Company. The pro forma amounts included in the tables below are presented as if the Arrangement had been consummated for all periods presented, have been prepared in accordance with GAAP, but have not been audited. You should read this information in conjunction with, and such information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Meta included in the Proxy Statement (including the related Management’s Discussion and Analysis), the consolidated financial statements and accompanying notes of Torchlight (including Management’s Discussion and Analysis) contained in Torchlight’s annual reports on Form 10-K and quarterly reports on Form 10-Q, and the unaudited pro forma consolidated financial statements and accompanying discussions and notes found in the Proxy Statement. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the Combined Company that would have actually occurred had the Arrangement been consummated during the periods presented or of the future financial position or future results of operations of the Combined Company.

General

The accompanying unaudited pro forma consolidated financial statements of Torchlight are presented to illustrate the estimated effects of the Arrangement.

The unaudited pro forma consolidated financial statements have been derived from the historical consolidated financial statements of Torchlight and Meta. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical consolidated statements of operations of Torchlight and the historical consolidated statements of operations of Meta, giving effect to the Arrangement as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma consolidated balance sheet combines the historical consolidated balance sheet of Torchlight and the historical consolidated balance sheet of Meta as of March 31, 2021, giving effect to the Arrangement as if it had been consummated on March 31, 2021. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give pro forma effect to events that are: (a) directly attributable to the Arrangement; (b) factually supportable; and (c) with respect to the statements of operations, expected to have a continuing impact on Torchlight’s results following the completion of the Arrangement.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements. The unaudited pro forma combined financial statements should be read together with Torchlight’s historical consolidated financial statements, which are included in the Torchlight’s latest annual report on Form 10-K and subsequent quarterly report on Form 10-Q, and the historical consolidated financial statements of Meta as of March 31, 2021 included as Exhibit 99.1 to this current report on Form 8-K, and as of December 31, 2020 presented in the Proxy Statement.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X. The pro forma financial information presented gives effect to pro forma events that are (a) directly attributable to the Arrangement, (b) factually supportable and (c) with respect to the pro forma statement of operations, expected to have a continuing impact. The Arrangement is being accounted for as a business combination using the acquisition method in accordance with accounting standards codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Arrangement.

The Arrangement is in substance a reverse takeover of Torchlight by Meta, in order to facilitate Meta’s listing on NASDAQ and access to the US capital markets. On completion of the Arrangement, holders of Meta Shares are expected to hold approximately 75% (before giving effect to the issuance of Torchlight Shares in the Pre-Closing Financing) of the outstanding Combined Company Shares while holders of Torchlight Shares will retain approximately 25% (before giving effect to the issuance of Torchlight Shares in the Pre-Closing Financing) of the outstanding Combined Company Shares. Following completion of the Arrangement, Torchlight is expected to be renamed “Meta Materials Inc.” and the business of the Combined Company will be the business of Meta. It is also expected that, following completion of the Arrangement, the O&G Assets will be sold in Asset Sale Transactions with any resulting Net Proceeds being distributed to holders of Series A Preferred Stock. Holders of Meta Shares will not participate in the Net Proceeds from Asset Sale Transactions.

TORCHLIGHT ENERGY RESOURCES, INC.
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2021

	Meta	Torchlight Energy	Torchlight Energy Proforma	Note	Meta Proforma	Note	Pro Forma
	Historical	Historical	Adjustments	Ref.	Adjustments	Ref.	Combined
ASSETS
Current assets:
Cash	12,077,421	13,154,580	-		-		25,232,001
Restricted Cash	795,229	-	-		-		795,229
Convertible note receivable	-	10,089,863	(10,089,863)		-		-
Accounts receivable	-	137,801	(137,801)	a	-		-
Grants and other receivables	576,011	-	-		-		576,011
Accounts receivable, related party	48,667	99,820	(99,820)	a	-		48,667
Inventory	341,174	-	-		-		341,174
Prepaid expenses	315,367	54,283	(54,283)	a	-		315,367

Total current assets	14,153,869	23,536,347	(10,381,767)		-		27,308,449

Oil and gas properties, net	-	31,441,701	(31,441,701)	a,b,c	-		-
Convertible note receivable	-	1,032,548	(1,032,548)	a	-		-
Assets held for sale	-	-	72,797,392	c,l	-		72,797,392
Property and equipment	3,940,190	4,128	(4,128)	a	-		3,940,190
Intangibles	4,499,147	-	-		-		4,499,147
Right-of-use assets	1,236,576	-	-		-		1,236,576
Goodwill	-	-	137,002,297	j	-		137,002,297

TOTAL ASSETS	23,829,782	56,014,724	166,939,545		-		246,784,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,012,202	590,396	500,000	n	-		4,102,598
Related party payables	-	45,000	(45,000)	a	-		-
Due to working interest owners	-	54,320	(54,320)	a	-		-
Preferred stock liability	-	-	77,906,354	f	-		77,906,354
Liabilities held for sale	-	-	19,386	l	-		19,386
Current portion of long-term debt	942,947	-	-		-		942,947
Current portion of deferred revenue	1,942,542	-	-		-		1,942,542
Current portion of deferred government assistance	919,922	-	-		-		919,922
Unsecured convertible promissory notes	10,582,876	-	-		(10,582,876)	m	-
Current portion of lease liabilities	227,657	-	-		-		227,657

Total current liabilities	17,628,146	689,716	78,326,420		(10,582,876)		86,061,406

Deferred revenue	696,515	-	-		-		696,515
Deferred government assistance	112,020	-	-		-		112,020
Deferred tax liability	276,632	-	-		-		276,632
Lease liabilities	1,092,432	-	-		-		1,092,432
Funding Obligation	816,450	-	-		-		816,450
Long-term debt	2,986,769	-	-		-		2,986,769
Asset retirement obligations	-	21,937	(21,937)	a	-		-
Total liabilities	23,608,964	711,653	78,304,483		(10,582,876)		92,042,224

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001; 150,000,000 shares authorized; 145,313,667 issued and outstanding	-	145,317	-		-		581,258
Business combination			435,941	e

Additional paid-in capital	4,899,236	169,149,039			37,122,162	k	185,378,273
Remove TRCH equity			(169,149,039)	d
Business combination			143,356,875	i

Common shares, unlimited shares authorized; nil and 83,557,679 issued and outstanding	25,999,138	-	-		(25,999,138)	k	-
Accumulated other comprehensive loss	39,392,398	-	-		-		39,392,398
Accumulated deficit	(70,069,954)	(113,991,285)	113,991,285	d	(540,148)	m	(70,610,102)
Total stockholders’ equity	220,818	55,303,071	88,635,062		10,582,876		154,741,827
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	23,829,782	56,014,724	166,939,545		-		246,784,051

See accompanying notes to the unaudited pro forma combined financial statements.

TORCHLIGHT ENERGY RESOURCES, INC.
Unaudited Pro Forma Consolidated Statements Of Operations
For the three months ended March 31, 2021

			Torchlight Energy		Meta
	Meta	Torchlight Energy	Proforma	Note	Proforma	Note	Pro Forma
	Historical	Historical	Adjustments	Ref.	Adjustments	Ref.	Combined
Oil and gas sales	-	$2,471	$(2,471)	g	-		$-
Product sales	22,041	-	-		-		22,041
Development revenue	574,131	-	-		-		574,131
Revenue, net	596,172	2,471	(2,471)		-		596,172
Cost of goods sold - Exclusive of depreciation	400	14,492	(14,492)	g	-		400
Gross profit	595,772	(12,021)	12,021		-		595,772

Expenses (income)
General and administrative	3,715,023	1,722,805	(154,670)	h	-		5,283,158
Depreciation, depletion and amortization	653,109	421	(471)	b	-		653,059
Total operating expenses	4,368,132	1,723,226	(155,141)		-		5,936,217

Interest expense and accretion	511,077	507,965	(507,965)	o	-		511,077
Loss on extinguishment of debt	19,247	(77,477)	77,477	o	-		19,247
Interest income	(635)	(110,047)	110,047		-		(635)
Total finance costs - net	529,689	320,441	(320,441)		-		529,689

Net fair value losses on FVTPL liabilities	39,277,261	-	-		540,148	m	39,817,409
Net foreign exchange losses	146,875	-	-		-		146,875
Government assistance	(254,723)	-	-		-		(254,723)
Other income	(315)	-	-		-		(315)
Total other expense - net	39,169,098	-	-		540,148		39,709,246

Loss before income taxes	(43,471,147)	(2,055,688)	487,603		(540,148)		(45,579,380)

Income tax recovery	44,644	-	-		-		44,644.00

Net loss	(43,426,503)	$(2,055,688)	$487,603		(540,148)		$(45,534,736)

Basic and Diluted	(0.48)	$(0.02)	$0.00		-		$(0.08)
Weighted average number of common shares outstanding:
Basic and Diluted	91,277,328	129,609,037	435,941,001		-		565,550,038

See accompanying notes to the unaudited pro forma combined financial statements.

TORCHLIGHT ENERGY RESOURCES, INC.
Unaudited Pro Forma Consolidated Statements Of Operations
For the year ended December 31, 2020

			Torchlight Energy		Meta
	Meta	Torchlight Energy	Proforma	Note	Proforma	Note	Pro Forma
	Historical	Historical	Adjustments	Ref.	Adjustments	Ref.	Combined
Oil and gas sales	-	$193,379	$(193,379)	g	-		$-
Product sales	1,950	-	-		-		1,950
Development revenue	1,121,976	-	-		-		1,121,976
Revenue, net	1,123,926	193,379	(193,379)		-		1,123,926
Cost of goods sold - Exclusive of depreciation	3,287	188,481	(188,481)	g	-		3,287
Gross profit	1,120,639	4,898	(4,898)		-		1,120,639

Expenses (income)
General and administrative	10,741,305	3,526,700	(964,465)	n	-		13,303,540
Depreciation, depletion and amortization	2,117,502	820,441	(820,441)	b	-		2,117,502
Loss on sale of oil and gas property	-	2,928,276	(2,928,276)	b	-		-
Impairment loss	3,894	2,108,301	(2,108,301)	b	-		3,894
Total operating expenses	12,862,701	9,383,718	(6,821,483)		-		15,424,936

Interest expense and accretion	1,445,799	1,239,532	(1,239,532)	o	-		1,445,799
Fair value adjustments on loans and funding obligation	133,983	-	-		-		133,983
Interest income	(8,481)	(12,822)	-		-		(21,303)
Total finance costs - net	1,571,301	1,226,710	(1,239,532)		-		1,558,479

Net fair value losses on FVTPL liabilities	1,525,597	-	-		347,509	m	1,873,106
Amortization of deferred government assistance	(136,185)	-	-		-		(136,185)
Debt conversion expense	-	176,400	(176,400)	o	-		-
Loss on extinguishment of debt	-	1,999,866	(1,999,866)	o	-		-
Net foreign exchange losses	252,623	-	-		-		252,623
Franchise tax	-	100	-		-		100
Total other expense	1,642,035	2,176,366	(2,176,266)		347,509		1,989,644

Loss before income taxes	(14,955,398)	(12,781,896)	10,232,383		(347,509)		(17,852,420)

Income tax recovery	190,611	-	-		-		190,611.00

Net loss	(14,764,787)	$(12,781,896)	$10,232,383		(347,509)		$(17,661,809)

Basic and Diluted	(0.20)	$(0.14)	$0.03		-		$(0.04)
Weighted average number of common shares outstanding:
Basic and Diluted	74,271,609	90,721,599	350,848,589		-		441,570,188

See accompanying notes to the unaudited pro forma combined financial statements.

Torchlight Energy Resources, Inc.
Notes to the Unaudited Pro Forma Combined Financial Statements

1. Description of Transaction

On December 14, 2020, Torchlight and its newly formed subsidiaries, Canco and Callco, entered into the Arrangement Agreement with Meta. Under the Arrangement Agreement, Canco is to acquire all of the outstanding common shares of Meta by way of the Arrangement.

2. Basis of presentation

The unaudited pro forma combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the Combined Company after giving effect to the Arrangement.

Meta historical financial information was prepared in CAD in accordance with IFRS and have been converted to USD and to US GAAP for purposes of this unaudited pro forma financial information.

Note 3 — Preliminary Purchase Price Allocation

The Arrangement is being accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Arrangement.

The Arrangement is in substance a reverse takeover of Torchlight by Meta, in order to facilitate Meta’s listing on NASDAQ and access to the US capital markets. On completion of the Arrangement, holders of Meta Shares are expected to hold approximately 75% (before giving effect to the issuance of Torchlight Shares in the Pre-Closing Financing) of the outstanding Combined Company Shares while holders of Torchlight Shares will retain approximately 25% (before giving effect to the issuance of Torchlight Shares in the Pre-Closing Financing) of the outstanding Combined Company Shares. Following completion of the Arrangement, Torchlight is expected to be renamed “Meta Materials Inc.” and the business of the Combined Company will be the business of Meta. It is also expected that, following completion of the Arrangement, the O&G Assets will be sold in Asset Sale Transactions with any resulting Net Proceeds being distributed to holders of Series A Preferred Stock. Holders of Meta Shares will not participate in the Net Proceeds from Asset Sale Transactions.

The following table presents the preliminary allocation of the $143,938,133 consideration for the transaction as of the acquisition date. This amount was determined based on the additional number of Meta Shares that would be issued for Meta shareholders to hold 75% of the Combined Company, valued at the market price as of June 8, 2021 of CAD 4.95 per share or USD $4.09:

Cash and cash equivalents	$13,154,580

Oil and natural gas properties	72,797,392

Goodwill	137,002,297

Accounts payable	(1,090,396)

Other liabilities	(19,386)

Preferred Stock (Proforma 3/31/2021)	(77,906,354)

Consideration for the acquisition – common stock	$143,938,133

Note 4 — Pro Forma Adjustments

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

Adjustments to Unaudited Pro Forma Combined Balance Sheets and Unaudited Pro Forma Combined Statements of Operations:

(a)	To remove assets, liabilities, and asset retirement obligations not retained by the Torchlight in the Arrangement, including amounts associated with Torchlight’s oil and gas properties working interest.

(b)	Represents the elimination of the historical Torchlight oil and natural gas properties and related accumulated depreciation, depletion, amortization, and impairment.

(c)	Represents preliminary fair value adjustment related to the purchase price allocation.

(d)	Represents the elimination of Torchlight’s equity.

(e)	Represents Torchlight Shares issued in the Arrangement.

(f)	Represents Series A Preferred Stock issued in connection with the Arrangement. This amount is determined using the assets the holders of Series A Preferred Stock will receive of oil and natural gas properties of approximately $73 million and additional cash of approximately $5 million.

(g)	Represents the removal of revenues and cost of sales related to Torchlight’s oil and natural gas properties that were disposed of.

(h)	Represents the removal of certain general and administrative expenses related to certain Torchlight expenses that will no longer be incurred going forward.

(i)	Reflects the approximately $144 million in total consideration for the Arrangement. The approximately $144 million of total consideration valued at approximately $144 million, represents the additional number of Meta Shares that would be issued for Meta shareholders to hold 75% of the Combined Company. Proforma adjustments are recorded as increases to common stock of 435,941 and adjustments to additional paid in capital of approximately $144 million related to the consideration. Resulting in a net increase in additional paid in capital of approximately $143.4 million.

(j)	This figure is goodwill related to the Closing of the Arrangement. In accordance with ASC 805, the Arrangement will be accounted for as a reverse acquisition in which Meta will be treated as the accounting acquirer and Torchlight will be treated as the accounting acquiree. The relevant portion of ASC 805 provides that in a reverse acquisition, goodwill should be recorded for and attributed to any difference between the total consideration deemed to be transferred by the accounting acquirer and the total net assets of the accounting acquiree. For purposes of the goodwill analysis under ASC 805, the total “consideration” transferred by Meta, as the accounting acquirer in the Arrangement, equals the market value (in U.S. dollars) of the number of Meta Shares that would have to be issued to Torchlight, as the accounting acquiree in the Arrangement, that would result in Meta owning 75% of the outstanding Combined Company Shares after the Closing of the Arrangement. Based on the market value of the Meta Shares on June 8, 2021, this would result in pro forma total “consideration” being transferred to Torchlight of approximately $144 million. Further, the pro forma total net assets of Torchlight to be transferred to Meta, as the accounting acquirer, would be equal to approximately $6.9 million, based on pro forma total assets of Torchlight of approximately $86 million (including approximately $13.1 million in cash and $72.8 million of O&G Assets), less pro forma liabilities of approximately $79 million (including liabilities attributable to the Series A Preferred Stock). The difference between the $144 million of consideration and the $6.9 of pro forma net assets yields goodwill of approximately $137 million. In addition to the cash and fixed assets being transferred, Torchlight is delivering a NASDAQ listed legal entity in good standing that will provide the Combined Company with ready access to significant capital sources in the future to fund its growth plans. The value of this listing is a contributing factor to the goodwill but is difficult to quantify and may be difficult to support in any subsequent goodwill impairment testing.

Accounting Standards Codification Topic 350 provides that the Combined Company’s recorded goodwill is not to be amortized and is to be tested, at least annually for impairment. Impairment of goodwill is the condition that exists when the carrying amount of the Combined Company unit that includes goodwill exceeds its fair value. A goodwill impairment loss is to be recognized for the amount that the carrying amount including goodwill, exceeds its fair value, limited to the total amount of goodwill. The goodwill estimated in the “Unaudited Pro Forma Financial Information” has not been tested for impairment given the uncertainties surrounding ascertaining the fair value of the Combined Company prior to the Closing of the Arrangement. The pro forma goodwill of the Combined Company is highly sensitive to changes in the assets and liabilities of the parties between the date of presentation of the “Unaudited Pro Forma Financial Information” and the Closing of the Arrangement, as well as fluctuations in the market price of the Meta Shares prior to the Closing of the Arrangement. A 15% reduction in the market price of the Meta Shares results in a $21.6 million, or 16%, reduction in pro forma goodwill of the Combined Company. The volatility of trading price of the Meta Shares, combined with transactions undertaken by both parties between the date of presentation of the “Unaudited Pro Forma Financial Information” and the Closing of the Arrangement could also have a material impact on the pro forma goodwill and the fair value of the Combined Company. The impairment analysis is intended to be performed in conjunction with reviews of the Combined Company’s quarterly financial statements, or upon triggering events (which would include Asset Sale Transactions) and adjustments required will be made at such time.

(k)	Represents the reclassification of Meta equity into Torchlight Shares.

(l)	The remaining oil and natural gas properties are classified as Assets Held for Sale.

(m)	Represents the conversion of unsecured convertible promissory note and its accrued interest into additional paid in capital at the Closing of the Arrangement.

(n)	Represents additional payables related to amounts incurred in relation to the Arrangement.

(o)	Represents the issuance of 16,725,797 Torchlight Shares as a result of conversion of debt and accrued interest in connection with the Arrangement, as well as the removal of any related interest expense and loss on extinguishment.

Note 5 — Earnings per share

For purposes of the this Unaudited Pro Forma Financial Information, earnings per share has been calculated using the weighted average number of Torchlight Shares which would have been outstanding for the three months ended March 31, 2021 and year ended December 31, 2020 after giving effect to the Arrangement as if it had occurred on January 1, 2020. The following is information on pro forma basic and diluted weighted average Torchlight Shares outstanding:

	Three-Months Ended March 31, 2021	Year Ended December 31, 2020
Torchlight actual weighted average common shares outstanding – basic and diluted	129,609,037	90,721,599
Torchlight shares to be issued to Meta	435,941,001	309,822,792
Torchlight shares to be issued in conversion – see note 3 o)	–	16,725,797
Torchlight shares to be issued with capital raise and warrant exercise – see note 3 p)	–	24,300,000
Pro forma weighted average common shares outstanding – basic and diluted	565,550,038	400,544,391